Exhbit 99.1

AGR Tools Appoints Seasoned Oil & Gas CFO to Management Team

Dallas, TX--(Marketwire – 8:00AM EDT, June 7th, 2012) – AGR Tools Inc’s (or "AGR" or the “Company”) (OTCQB: AGRT; OTCBB: AGRT) Board of Directors are pleased to announce the appointment of Mr. Scott Allen to the position of Chief Financial Officer. Mr. Allen has extensive oil and gas industry experience and will manage all aspects of the day-to-day financial management of the Company.

Mr. Allen is a Certified Public Accountant with 20 years of experience in formulating long-term strategy, structuring mergers and acquisitions, and tax and financial planning. He was previously CFO/controller of a private tax and consulting firm he co-founded. Prior to this, Mr. Allen served as Tax Director for several oil and gas companies.

Mr. Allen received a B.S. in Business (Accounting) from Montana State University, and an MBA from Texas Christian University.

Mr. Vern Wilson, CEO of AGR commented:

“AGR is thrilled to have attracted the talents of Mr. Allen as he is not only skilled in many fields of finance, but also in the energy industry, which make this a perfect fit. With the addition of Scott AGR is becoming fully capable of undertaking more projects and acquisitions as we now have a world class team which we intend to continually grow.”

Mr. Scott Allen, CFO of AGR commented:

“I am very excited to be a part of a company which has enormous opportunities at hand, as well as funding commitments from a large financial partner. I am excited to get underway as the team is working diligently to close their first acquisition in Tennessee, and look to utilize my experience and expertise in that transaction and beyond.”

About AGR Tools Inc, and its wholly owned subsidiary, AGR Energy Holdings Inc:

AGR Tools/ AGR Energy Holding's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare.

AGR Energy Holding's strategic goal is to expand our reserve base and increase our cash flow through investment in and management of exploration, acquisition and exploitation of new and existing oil and gas assets.

For further information please visit: www.agrenergycorp.com

Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

Contacts:

AGR Tools Inc.

Vern Wilson, CEO
Vern@AGRenergycorp.com

Investor Inquiries:

Circadian Group
Tyler M. Troup, B.Comm
Email: Tyler@Circadian-Group.com
Toll Free:  1-866-865-2780
AGRT due diligence portal:  http://www.circadian-group.com/client.html